OPERATING AGREEMENT

OF

BEARD DILWORTH, LLC

Dated effective as of April 16, 2009

OPERATING AGREEMENT

TABLE OF CONTENTS

i

ARTICLE I – DEFINITIONS	1
ARTICLE II – FORMATION, NAME AND TERM	5
2.1 Formation	5
2.2 Name	5
2.3 Articles of Organization	5
2.4 Term	5
ARTICLE III – BUSINESS	5
3.1 Business of the Company	5
3.2 Principal Place of Business	6
3.3 Registered Office and Registered Agent	6
3.4 Limitation of Liability	6
ARTICLE IV – MANAGEMENT	6
4.1 Management	6
4.2 Number of Managers	6
4.3 Term of Managers	6
4.4 Rights and Powers	6
4.5 Restrictions on Authority of Managers	7
4.6 Indemnity	7
4.7 Resignation of Manager	8
4.8 Removal of Manager	8
4.9 Vacancies	8
ARTICLE V – OFFICERS	8
5.1 General	8
5.2 Number and Election of Officers	8
5.3 Term of Officers	8
5.4 Offices	8
5.5 Restrictions on Authority of Officers	9
5.6 Indemnity of Officers	9
5.7 Resignation of Officers	9
5.8 Removal of Officers	10
ARTICLE VI – MEMBER MEETINGS	10
6.1 General	10
6.2 Meetings	10
6.3 Quorum	10
6.4 Voting	10
6.5 Action by Written Consent	10
6.6 Records of Meetings	10
6.7 Presence at Meeting	10

ARTICLE VII – MANAGER MEETINGS	11
7.1 General	11
7.2 Meetings	11
7.3 Quorum	11
7.4 Action by Written Consent	11
7.5 Presence at Meeting	11
7.6 Records of Meetings	11
ARTICLE VIII – ACCOUNTING AND REPORTS	11
8.1 Books and Records	11
8.2 Financial Statements	12
8.3 Tax Returns	12
8.4 Inspection of Records	12
8.5 Company’s Method of Accounting and Fiscal Year	12
ARTICLE IX – COMPENSATION AND AGREEMENTS	12
9.1 Compensation	12
9.2 Operation	12
ARTICLE X – CAPITAL	12
10.1 Initial Contributions to Company Capital	12
10.2 Additional Capital Contributions	12
10.3 Payment of Operating Costs	13
10.4 Withdrawal of Capital Contributions	14
10.5 Return of Contributions	14
ARTICLE XI – NET PROFITS, NET LOSSES AND DISTRIBUTIONS	14
11.1 Sharing of Net Profits and Net Losses	14
11.2 Qualified Income Offset	14
11.3 Minimum Gain Chargeback	15
11.4 Member Nonrecourse Deductions	15
11.5 Distributions from Company	15
11.6 Nonliquidating Distributions In Kind	15
11.7 Restrictions on Distributions	15
ARTICLE XII – DISSOLUTION	15
12.1 Dissolution	15
12.2 Liquidating Agent	16
12.3. Payment of Debts	16
12.4 Liquidating Distributions	16
12.5 Termination	16

ARTICLE XIII – INCOME TAX ALLOCATIONS AND ELECTIONS	17
13.1 Allocations	17
13.2 Section 754 Election	17
13.3 Allocations Upon Sale or Exchange	17
13.4 Tax Matters Partner	17
ARTICLE XIV – TRANSFER OF INTERESTS	17
14.1 Restrictions on Transfer/Change of Control	17
14.2 Exceptions for Disposition to Other Members, Immediate Family, Trusts and Controlled Affiliates	18
14.3 Right of First Refusal	18
14.4 Rights of Transferee	18
14.5 Admission of Additional Members	19
ARTICLE XV – MISCELLANEOUS	19
15.1 Amendment of Agreement	19
15.2 Notices	19
15.3 Applicable Law	19
15.4 Counterparts	19
15.5 Pronouns	19
15.6 Further Assurances	19
15.7 Jurisdiction	19
15.8 Severability	20
15.9 Dates	20
15.10 Headings	20
15.11 Creditors	20
15.12 Heirs, Successors and Assigns	20
15.13 Waivers	20
15.14 Rights and Remedies Cumulative	20
15.15 Pre-emptive Rights	20
EXHIBIT “A” – SCHEDULE OF MEMBERS AND INITIAL CAPITAL CONTRIBUTIONS

OPERATING AGREEMENT

OF

BEARD DILWORTH, LLC

(An Oklahoma Limited Liability Company)

THIS OPERATING AGREEMENT (“Agreement”) is made and entered into effective as of April 16, 2009, (the “Effective Date”) by and among the Members listed on Exhibit “A” to this Agreement.

RECITALS

WHEREAS, the Members desire to enter into this Agreement in order to provide for the governance, management, and operation of the Company and the conduct of its business, and to set forth the rights, obligations, duties and relationship of the Members of the Company.

NOW, THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follow:

ARTICLE I

DEFINITIONS

Definitions. The defined terms when used herein shall have the meanings indicated as follows:

“Accounting Period” shall mean the calendar year.

“Act” shall mean the Oklahoma Limited Liability Company Act, as amended from time to time.

“Additional Capital Contribution” shall have the meaning given in Section 10.2(a).

“Additional Interests” shall have the meaning given in Section 10.2(b).

“Affiliate” of a person shall mean (i) any other person which, directly or indirectly, owns, controls, or holds with power to vote 50% or more of the outstanding voting securities of such person; (ii) any other person 50% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such person; (iii) any other person directly or indirectly controlling, controlled by, or under common control with such person; (iv) any officer, director, manager or partner of such person; and (v) if such person is an officer, director, manager or partner, any entity for which such person acts in any such capacity.

“Articles of Organization” shall mean the Articles of Organization for the Company filed with the Oklahoma Secretary of State.

“Capital Accounts” shall mean the accounts established on the books of the Company with respect to each Member, which shall be credited with (i) the Capital Contribution of the Member, (ii) the Member’s distributive share of Net Profits, (iii) the amount of the Company’s liabilities assumed by the Member (or which are secured by the Company’s property distributed to the Member), and (iv) any items in the nature of income or gain that are specially allocated pursuant to Sections 11.2, 11.3, or 11.4 hereof. In addition, the Capital Account of each Member shall be debited with (a) the amount of cash and the fair market value of any Company property distributed to the Member pursuant to any provision of this Agreement (net of liabilities securing the distributed property that the Member is considered to assume or take under Section 752 of the Code), (b) any item in the nature of expenses or losses specially allocated to the Member under this Agreement (except as provided in Section 704(c)(1)(A) of the Code and Treasury Regulation Section 1.704-1(b)(2)(iv)(d)(3)), and (c) the Member’s distributive share of Net Losses.

In the event the Company Basis of Company assets is adjusted in accordance with the provisions set forth in the definition of Company Basis herein, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss on such assets equal to the amount of the aggregate net adjustment.

In all events, and notwithstanding anything contained in this Agreement which might otherwise produce a conflicting result, Capital Accounts shall be maintained and adjusted in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv). In the event an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent related to the transferred interest, and to the extent such succession is necessary to maintain the Capital Accounts in compliance with applicable Treasury Regulations.

For Capital Account purposes, any loans or advances by the Members to the Company shall not be considered Capital Contributions (as hereinafter defined) to the Company but shall be considered Company liabilities.

“Capital Call Deficit” shall mean the difference between a Total Required Capital Call Amount and the amount of the Total Capital Contributed.

“Capital Contributions” shall mean either the amount of cash and fair market value of property or services contributed or debt converted to the capital of the Company by the Members (net of liabilities securing the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code). The Capital Contribution of each Member shall be referred to herein as that Member’s “Capital Contribution.”

“Code” shall mean the Internal Revenue Code of l986, as amended.

“Company” shall mean Beard Dilworth, LLC, formed pursuant to this Agreement and doing business under the same name.

“Company Basis” shall mean, in the case of an asset contributed by a Member to the Company, the fair market value of the asset on the date of contribution, as reasonably determined by the contributing Member and the Company, less Depreciation thereafter taken with respect thereto, if any, and in the case of any other asset, its adjusted basis for federal income tax purposes; provided, however, the Company Basis of all Company assets shall be adjusted to equal their respective fair market values, as determined by the Managers, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a minimal Capital Contribution; (b) the distribution by the Company of more than a minimal amount of Company property other than money, unless all Members receive simultaneous distributions of undivided interests in the distributed property in proportion to their interests in the Company; and (c) the termination of the Company for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code. In the event the Company Basis of an asset has been adjusted as provided in the preceding sentence, such Company Basis shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.

“Contributing Member” shall have the meaning given in Section 10.2(a).

“Controlled Affiliate” shall mean an Affiliate of a person; provided that in lieu of the reference to “50%,” such reference shall be “80%.”

“Deficit Member” shall have the meaning given in Section 11.1.

“Depreciation” shall mean, for each Accounting Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for an Accounting Period, except that if the Company Basis of an asset differs from its adjusted basis for federal income tax purposes at the beginning of an Accounting Period, then the depreciation, amortization or cost recovery deduction with respect to the asset shall be an amount which bears the same ratio to the beginning Company Basis as federal income tax depreciation, amortization or other cost recovery deduction for the Accounting Period bears to the beginning adjusted tax basis.

“Encumbrance” shall mean any lien, pledge, encumbrance, collateral assignment or hypothecation.

“First Additional Round of Capital Calls” shall have the meaning given in Section 10.2(b).

“Interest” shall mean the property interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement or otherwise) by virtue of being a Member, whether vested or unvested, held by such Member, and all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) by virtue of being a Member, whether vested or unvested, held by such Member. The Interests of each Member are initially set forth on Exhibit “A” attached hereto.

“Liquidating Agent” shall mean a Manager appointed by the Members who shall liquidate the Company in accordance with Article XII.

“Majority in Interest of Members” shall mean those Members holding in excess of fifty percent (50%) of the Percentage Interests.

“Manager” or “Managers” shall be those persons elected to manage the Company pursuant to Article IV.

“Members” shall initially be those persons identified on Exhibit “A” attached hereto, and such other persons who become Members according to the provisions of this Agreement and the Act.

“Member Non-Recourse Debt” shall have the meaning accorded “partner non-recourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Non-Recourse Deductions” shall have the meaning accorded “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(2).

“Net Cash Flow” shall mean the amount, if any, by which cash funds provided from operations of the Company including proceeds from the sale or refinancing of Company assets, without deduction for Depreciation or amortization, exceed Operating Costs.

“Net Profits and Net Losses” for each Accounting Period, an amount equal to the Company’s taxable income or loss for the Accounting Period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments: (i) income and gain exempt from tax and income and gain described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) shall be added to such income or loss; (ii) losses and deductions (or items thereof) described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), shall be included in determining such income or loss; (iii) any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss; (iv) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Company Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Company Basis; (v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Accounting Period; and (vi) items of income or gain which are specially allocated pursuant to Sections 11.2, 11.3 or 11.4 shall not be taken into account in computing Net Profits or Net Losses.

“New Securities” shall have the meaning given in Section 15.15(b).

“Non-Contributing Member” shall have the meaning given in Section 10.2(a).

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

“Nonrecourse Debt” shall have the meaning set forth accorded “nonrecourse liability” in Treasury Regulation Section 1.752-1(a)(2).

“Officers” shall have the meaning given in Section 5.1.

“Operating Advances” shall have the meaning given in Section 10.3.

“Operating Costs” shall mean all costs and expenses paid in cash by the Company during an Accounting Period, including, but not limited to, taxes, capital expenditures and debt service.

“Percentage Interests” shall mean the percentage interests in the Net Profits and Losses and distributions of Net Cash Flow of the Members, which percentage interests are initially set forth on Exhibit “A” attached hereto.

“Subsidiaries” shall mean any entity which is wholly owned by the Company.

“Substitute Member” shall mean a person who has satisfied all transfer requirements of Article XVI.

“Super Majority in Interest of Members” shall mean those Members holding in excess of sixty-six and 67/100 percent (66.67%) of the Percentage Interests.

“Total Capital Contributed” shall have the meaning given in Section 10.2(a).

“Total Required Capital Call Amount” shall have the meaning given in Section 10.2(a).

“Transfer” shall mean to sell, assign, transfer, lease or otherwise dispose of an Interest.

ARTICLE II

FORMATION, NAME AND TERM

2.1       Formation. The Company was formed and established as a limited liability company under the provisions of this Agreement and the Act.

2.2	Name. The name of the Company shall be: BEARD DILWORTH, LLC.

2.3      Articles of Organization. The Company has filed the Articles of Organization as required by the Act and shall do all other things requisite to the organization and continuation of a limited liability company under the Act.

2.4      Term. The term of this Agreement, which commenced upon the filing of the Articles of Organization with the Oklahoma Secretary of State and shall be perpetual, unless sooner terminated in the manner provided herein or by operation of law.

ARTICLE III

BUSINESS

3.1      Business of the Company. The purpose of the Company shall be to engage in any lawful act or activity for which limited liability companies may be organized under the Act, as now in effect or as hereafter amended.

3.2       Principal Place of Business. The principal place of business of the Company shall be located at 301 N.W. 63rd Street, Suite 400, Oklahoma City, Oklahoma, 73116, or such other place as may be designated from time to time by the Managers. At the principal place of business, the Company shall keep: (a) a current list of the full name and last known business address of each Member and Manager; (b) copies of records that would enable a Member to determine the relative voting rights of the Members, if needed; (c) a copy of the Articles of Organization and any amendments; (d) copies of the Company’s federal, state and local income tax returns and reports, if any, from inception; (e) a copy of this Agreement and any amendments; and (f) copies of any financial statements of the Company from inception.

3.3       Registered Office and Registered Agent. The Company’s registered office shall be located at 301 N.W. 63rd Street, Suite 400, Oklahoma City, Oklahoma, 73116,and the registered agent at such address is Herb Mee, Jr.

3.4       Limitation of Liability. Except as required by the Act or as expressly provided in this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. Furthermore, except as required by the Act or as expressly provided herein, the debts, obligations and liabilities of any Subsidiary, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the respective Subsidiary, and neither the Company or any other Subsidiary shall be obligated for any such debt, obligation or liability of any Subsidiary solely by reason being an owner or having common ownership.

ARTICLE IV

MANAGEMENT

4.1       Management. The business and affairs of the Company shall be managed by its Managers; provided that certain matters relating to the business and affairs of the Company shall be subject to the provisions set forth in Section 4.5. The Managers shall direct the business of the Company and shall have full and complete authority and discretion to make any and all decisions concerning the business. All decisions of the Managers shall be made by a majority of the Managers. Each Manager shall have one (1) vote. Any one Manager shall have full and complete authority and discretion to implement the decisions of the majority of the Mangers in the ordinary course of business without limitation except as subject to the provisions set forth in Section 4.5.

4.2       Number of Managers. The Company shall have one (1) or more Managers. The initial Manager shall be W. M. Beard.

4.3       Term of Managers. Managers shall serve until a successor or successors are duly elected and have qualified, or until their earlier resignation or removal.

4.4       Rights and Powers. The Managers shall, without limiting the generality of the foregoing, but subject to the restrictions and limitations set forth in this Agreement, including the provisions of Section 4.5 hereinbelow, have the following rights and powers:

(a)       To select and remove all officers, agents and employees of the Company, prescribe such powers and duties for them as may not be inconsistent with law, the Articles of Organization or this Agreement, and fix their compensation;

(b)       To designate any place within or without the State of Oklahoma for the holding of any Members’ meeting or meetings;

(c)       To establish limits, coverages and terms of insurance as they deem advisable, including liability insurance for the protection of the Company, the Members and the Managers;

(d)	To invest funds on behalf of the Company; and

(e)       To do any and all things necessary, advisable or convenient to carry on the business of the Company and to pursue the goals and objectives of the Company.

4.5       Restrictions on Authority of Managers. The Managers shall not take any of the following actions without first obtaining the written consent or approval of a Super Majority in Interest of Members:

(a)	do any act in contravention of this Agreement;

(b)       execute or deliver any assignment for the benefit of the creditors of the Company;

(c)	confess a judgment against the Company;

(d)       merge or consolidate the Company with or into any other corporation, partnership, limited liability company or other entity or enter into any other transaction which involves a change in control or reorganization of the Company;

(e)       sell all or substantially all of the assets of the Company, in one transaction or a series of transactions;

(f)	dissolve, liquidate and terminate the business of the Company;
(g)	amend this Agreement or the Articles of Organization; or

(h)        authorize any contract or transaction with any Member on terms less favorable to the Company than would be the case if such contract or transaction involved only third parties not affiliated with any Member.

4.6       Indemnity. No Manager of the Company shall be liable, responsible or accountable for damages or otherwise to the Members or the Company for any acts taken or performed or for any omission to act, if such conduct does not constitute willful misconduct or recklessness. In any threatened, pending or completed action, suit or investigation in which any Manager of the Company was or is a party by virtue of his status as a Manager of the Company, the Company shall, solely from Company assets, indemnify the Manager against losses, liabilities, judgments, settlements, penalties, fines or expenses, including attorney’s fees, incurred by him in connection therewith, so long as his act or failure to act does not constitute willful misconduct, recklessness, a breach of loyalty, lack of good faith, intentional misconduct, knowing violation of law, or a transaction from which he derived an improper personal benefit. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights and remedies to which the Manager of the Company shall be entitled, whether pursuant to some other provision of this Agreement, at law or in equity.

4.7       Resignation of Manager. Any Manager may resign at any time by giving written notice to the Company. The resignation of any Manager shall take effect upon the receipt of notice or at such time as shall be specified in the notice. The acceptance of the resignation shall not be necessary to make it effective.

4.8       Removal of Manager. A Manager may be removed, at any time with or without cause, by a vote of a Majority in Interest of the Members.

4.9       Vacancies. Vacancies in positions of Managers may be filled by the vote of a Majority in Interest of Members.

ARTICLE V

OFFICERS

5.1       General. The Managers may elect such Officers of the Company as it may deem necessary to enable the Company to effectively carry on the business of the Company, and comply with the provisions of this Agreement and the Act. The term “Officers” may include a president, one or more vice president or vice presidents, a secretary, a treasurer and other officers designated by the Managers. Two (2) or more offices may be held by the same person. Any Member or Manager may also be an Officer.

5.2       Number and Election of Officers. Initially, there shall be no Officers of the Company. Any office that is not filled initially pursuant to this Agreement may be filled by the Managers as provided herein. Officers shall be elected by all of the Managers present and voting at any duly held meeting of the Managers or written consent executed by all of the Managers.

5.3       Term of Officers. Officers shall serve until their successors are duly elected and have qualified or until their earlier resignation or removal.

5.4	Offices.

(a)       President. The President shall: (i) supervise the overall business of the Company and direct the affairs and policies of the Company, subject to any directions given by the Managers; (ii) have the authority to designate the duties and powers of the other Officers of the Company so long as such designations are consistent with the laws of the State of Oklahoma, this Agreement and the directions of the Managers; and (iii) have all other powers and all other duties as may be prescribed by the Managers from time to time.

(b)       Vice Presidents. Vice Presidents shall perform such duties as may from time to time be assigned by the Managers or by the President. In the absence or inability to act of the President, a Vice President (or if there is more than one vice president, in the order designated by the Managers and, absent such designation, in the order of the first election to that office) shall perform the duties and discharge the responsibilities of the President.

(c)       Secretary. The Secretary shall: (i) maintain the Company records; (ii) give notice of, attend and record the meetings of Members and Managers; and (iii) perform all duties incident to the office of Secretary and such other duties as may be assigned by the Managers or by the President. Assistant secretaries, if any, shall have such duties as shall be delegated to them by the Secretary and, in the absence of the Secretary, the senior of them present shall discharge the duties of Secretary.

(d)       Treasurer. The Treasurer shall be responsible for: (i) the custody and safekeeping of the funds and securities of the Company; (ii) the receipt and deposit of monies paid to the Company; (iii) as necessary or appropriate, the endorsement for collection on behalf of the Company of all checks, drafts, notes and other obligations payable to the Company; (iv) the disbursement of funds of the Company under such rules as the Managers may from time to time adopt; (v) maintaining the general books of account of the Company; and (vi) the performance of such further duties as are incident to the office of the Treasurer or as may be assigned by the Managers or by the President.

5.5       Restrictions on Authority of Officers. The Officers shall not take any action specified in Sections 4.4 or 4.5 of this Agreement without first being designated to do so by the Managers after the required approvals have been obtained pursuant to Sections 4.4 or 4.5 with respect to such action.

5.6       Indemnity of Officers. No Officer of the Company shall be liable, responsible or accountable for damages or otherwise to the Members or the Company for any acts taken or performed or for any omission to act, if such conduct does not constitute willful misconduct or recklessness. In any threatened, pending or completed action, suit or investigation in which any Officer of the Company was or is a party by virtue of his or her status as an Officer of the Company, the Company shall, solely from Company assets, indemnify the Officer of the Company against judgments, settlements, penalties, fines or expenses, including attorneys’ fees, incurred by him or her in connection therewith, so long as his or her action or failure to act does not constitute willful misconduct, recklessness, a breach of loyalty, lack of good faith, intentional misconduct, knowing violation of law, or transaction from which he or she engaged in self-dealing or derived an improper personal benefit. The indemnification rights contained in this Agreement shall be cumulative of, and in addition to, any and all other rights and remedies to which the Officer shall be entitled, whether pursuant to some other provision of this Agreement, at law or in equity.

5.7       Resignation of Officers. Any Officer may resign at any time by giving written notice to the Company. The resignation of any Officer shall take effect upon receipt of notice or at such time as shall be specified in the notice. The acceptance of the resignation shall not be necessary to make it effective.

5.8       Removal of Officers. An Officer may be removed at any time, with or without cause, by the Managers.

ARTICLE VI

MEMBER MEETINGS

6.1       General. Actions and decisions requiring the approval of the Members may be authorized or made by vote of the requisite percentage in interest of Members taken at a meeting of the Members, or by written consent without a meeting, as permitted herein.

6.2       Meetings. Meetings of Members may be called by one (1) or more of the Managers or any Member. Meetings may be called to consider approval of an action or decision under any provision of this Agreement by delivering to each Member notice of the time, place and purpose of the meeting at least seven (7) days before the day of the meeting. A Member may waive the requirement of notice of a meeting either by attending the meeting or executing a written waiver before or after the meeting.

6.3       Quorum. A majority of Members based on Percentage Interests, present in person, by telephone or by proxy, shall constitute a quorum for the transaction of business at all meetings of the Members.

6.4       Voting. Except where a specified percentage in interest of Members is required in this Agreement, all matters shall be decided by a Majority in Interest of Members, in person, by telephone or by proxy. Unless otherwise provided by law, no proxy shall be voted after six months from its date. Members who are not named herein or otherwise admitted as Substituted Members shall not be entitled to receive notices, vote, call meetings or act as proxies.

6.5       Action by Written Consent. Any action required or permitted to be taken at a meeting of the Members may instead be taken without a meeting, without prior notice and without a vote, if a consent in writing, shall be signed by a percentage of the Members having not less than the minimum percentage which would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted; provided, however, prompt notice of the taking of an action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

6.6       Records of Meetings. The Company shall maintain permanent records of all actions taken by the Members, including minutes of Company meetings, copies of actions taken by consent of the Members and copies of proxies.

6.7       Presence at Meeting. Members may participate in a meeting of the Members by means of a telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other or otherwise correspond with each other, and such participation shall be deemed presence in person at such meeting.

ARTICLE VII

MANAGER MEETINGS

7.1       General. Actions and decisions requiring the approval of the Managers shall be authorized or made either by vote of the requisite number of Managers taken at a meeting of the Managers, or by written consent without a meeting, as permitted in this Agreement. No annual meetings of the Managers shall be required, but may be held for the purpose of electing Officers, to review the activities of the Company, to adopt the annual budget of the Company and for other proper purposes.

7.2       Meetings. Meetings of the Managers may be called by the President, one (1) or more Managers or any Member. Meetings may be called to consider approval of an action or decision under any provision of this Agreement by delivering to each Manager notice of the time, place and purpose of the meeting at least seven (7) days before the day of the meeting. A Manager may waive the requirement of notice of meeting either by attending the meeting or executing a written waiver before or after the meeting.

7.3       Quorum. A majority of the Managers shall constitute a quorum for the transaction of business at any meeting of the Managers. Unless otherwise provided in this Agreement, the act of a majority of the Managers present in person at a meeting at which a quorum is present shall be deemed the act of the Managers.

7.4       Action by Written Consent. Any action required or permitted to be taken at a meeting of the Managers may be taken without a meeting, with prior notice and without a vote, if consent in writing, setting forth the action so taken, shall be signed by a majority of the Managers, and such written consent is filed with the minutes of the proceedings of the Managers; provided that, certain matters relating to the business and affairs of the Company are subject to approval of the Members pursuant to Section 4.5 hereof, and provided that, prompt notice of the taking of an action without a meeting by less than unanimous written consent shall be given to those Managers who have not consented in writing.

7.5       Presence at Meeting. Managers may participate in a meeting of the Managers by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall be deemed presence in person at such meeting.

7.6       Records of Meetings. The Company shall maintain permanent records of all actions taken by the Managers, including minutes of meetings of the Managers and copies of actions taken by consent of the Managers.

ARTICLE VIII

ACCOUNTING AND REPORTS

8.1       Books and Records. The Managers shall cause adequate books and records to be kept of all Company affairs. The Managers shall be responsible for the preparation and maintenance of books and records, as well as for the preparation and delivery of reports and tax information to the Members as provided herein.

8.2       Financial Statements. The Managers shall cause the Company to furnish to the Members quarterly financial statements consisting of a balance sheet, a statement of operations, a statement of member capital and a statement of cash flows, and footnotes thereto, no later than forty-five (45) days following the end of each calendar quarter. The Managers shall also cause the Company to furnish to the Members annual financial statements consisting of a balance sheet, a statement of operations, a statement of member capital, and a statement of cash flows, and footnotes thereto, reflecting the financial condition of the Company as of the last day of the previous calendar year no later than March 15th of the subsequent calendar year. The Company shall also furnish the Members such reports that are recommended to be distributed by the Managers.

8.3       Tax Returns. In order to enable the Members to prepare their federal income tax returns with respect to Company affairs, the Company shall furnish the Members an informational return as promptly as practicable after the end of each calendar year.

8.4       Inspection of Records. All Company books and records shall be kept in the principal place of business of the Company and shall be open to inspection and copying by the Members at all reasonable times.

8.5       Company’s Method of Accounting and Fiscal Year. The Company shall use the method of accounting determined by a majority of the Managers to compute its taxable income and the fiscal year of the Company shall be the calendar year.

ARTICLE IX

COMPENSATION AND AGREEMENTS

9.1       Compensation. The Managers and Officers will not be paid fees or other compensation for services rendered to the Company in such capacity. The Managers and Officers shall be entitled to reimbursement for actual expenses incurred on behalf of the Company and in furtherance of its business which will be evidenced by written invoices.

9.2       Operation. All costs and expenses of the Company, including formation costs, debt service, taxes, legal and accounting fees, insurance premiums and every other cost or expense incurred by it, shall be paid from Company funds.

ARTICLE X

CAPITAL

10.1     Initial Contributions to Company Capital. The capital contributions of the Members are set forth opposite their names on Exhibit A attached hereto and the value of such contributions shall be credited to their respective Capital Accounts as indicated on Exhibit A.

10.2	Additional Capital Contributions.

(a)       Capital Call. In the event a majority of the Managers determine that additional capital contributions by the Members are needed for any reason, each Member may contribute an amount of cash to the capital of the Company equal to the aggregate additional capital contribution determined by a majority of the Managers (the “Total Required Capital Call Amount”) multiplied by such Member’s Percentage Interests (the “Additional Capital Contribution”). Any such Additional Capital Contribution shall be made in the time and manner determined by a majority of the Managers. The amount of any Additional Capital Contribution made by each contributing Member (each a “Contributing Member”) shall be credited to the Capital Account of such Contributing Member. The total amount of capital contributed to the Company by the Contributing Member of Members, if any, pursuant to this Section 10.2(a) and Section 10.2(b), if any, shall be referred to as the “Total Capital Contributed.” In the event one or more Members fail to make an Additional Capital Contribution (each a “Non-Contributing Member”), the Capital Call Deficit may be raised by the Company pursuant to Section 10.2(b).

(b)       In the event a Capital Call Deficit exists, notwithstanding any other provision contained in this Agreement, a majority of the Managers shall have the right to issue additional Interests of the Company (having a total fair market value equal to the Capital Call Deficit) (the “Additional Interests”) to the Contributing Member or Members, if any, at a price equal to the fair market value of the Additional Interests, as determined by a majority of the Managers. Each Contributing Member shall have the right to purchase a percentage of the Additional Interests that corresponds with such Contributing Member’s pro rata portion of the Total Capital Contributed (the “First Additional Round of Capital Calls”). The issuance of the Additional Interests to the Contributing Members will reduce the percentage of the Interests owned by the Non-Contributing Members. To the extent that a Capital Call Deficit exists after the First Additional Round of Capital Calls, additional rounds of capital calls shall take place in accordance with the provisions set forth above in the First Additional Round of Capital Calls until either no Capital Call Deficit exists or no Contributing Member desires to purchase Additional Interests. In the event that there are any remaining Additional Interests after all necessary rounds of capital calls, the Additional Interests may be sold to third parties who are not Members at the same price offered to the Members under this Section 10.2(b).

(c)       Other Contributions. Except as provided in Sections 10.1, 10.2(a), and 10.2(b), no Member may contribute any cash or property to the capital of the Company after formation unless the Managers approve such contribution.

10.3     Payment of Operating Costs. If the Company is unable to pay its Operating Costs, any Member may, with the approval of the Managers, advance funds (the “Operating Advances”) to the Company. The Operating Advances, if any, shall constitute unsecured loans to the Company and shall bear an interest rate as determined by a majority of the Managers. Any Member loaning money to the Company shall have the same rights under this Agreement, regarding the loan as would any person or entity making a loan that is not a Member of the Company and shall be repaid prior to any distributions to the Members, provided the Members in their discretion may waive this right to be repaid prior to the payment of distributions to the Members. No Member is under any obligation to make any loan or advance to the Company.

10.4     Withdrawal of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to (a) withdraw its Capital Contributions, (b) demand or receive property other than cash in return for Capital Contributions, or (c) receive priority over any other Member as to the return of Capital Contributions or as to Net Profits, Net Losses, or distributions.

10.5     Return of Contributions. Except as otherwise provided in this Agreement, no Member or Manager shall be personally liable for the return of any Capital Contributions of any Member and any return of Capital Contributions shall be made solely from the assets of the Company.

ARTICLE XI

NET PROFITS, NET LOSSES AND DISTRIBUTIONS

11.1     Sharing of Net Profits and Net Losses. The Net Profits and Net Losses of the Company shall be credited and charged to the Capital Accounts of the Members based on their respective Percentage Interests. No Member shall be allocated any Net Losses for any year to the extent that the allocation would, as of the end of the year, create or increase a deficit in the Member’s Capital Account, after it has been reduced for any items of loss or expense described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations and increased by any amount the Member is obligated to restore under the next to the last sentences of Treasury Regulations Sections 1.704.2(g)(1) and 1.704-2(i)(5) (“Deficit Member”). The foregoing provisions pertaining to adjustments to Capital Accounts are intended to satisfy the alternate test for economic effects set forth in Treasury Regulation Section 1.704-1(b)(ii)(d) and shall be interpreted consistently therewith. Net Losses which are not charged to a Deficit Member as a result of the foregoing shall be allocated to the Capital Accounts of any Members who would not have a deficit Capital Account as a result of the allocation, in proportion to their respective positive Capital Account balances or, if no such Members exist, then to all Members in accordance with the above allocations. If any Net Losses are so allocated to a Member, that Member subsequently shall be allocated all Net Profits which would otherwise have been allocated to a Deficit Member but for this sentence, until the aggregate amount of Net Profits so allocated equals the aggregate amount of Net Losses allocated to the Member pursuant to the preceding sentence.

11.2     Qualified Income Offset. Notwithstanding anything herein to the contrary, if any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for the year) shall be specially allocated to the Member in an amount and manner sufficient to eliminate the deficit balance in the Member’s Capital Account as quickly as practicable. This provision is intended to constitute a “qualified income offset” under Treasury Regulation 1.704-1(b)(2)(ii)(d).

11.3     Minimum Gain Chargeback. Notwithstanding anything herein to the contrary, if there is a net decrease in Company minimum gain in any year, each Member will be allocated items of income and gain for the year equal to that Member’s share of the “net decrease in partnership minimum gain” within the meaning of Treasury Regulation Section 1.704-2(g)(2). The amount of the Company’s minimum gain shall be determined as provided in Treasury Regulation Section 1.704-2(d), and a Member’s share of Company minimum gain shall be determined as provided in Treasury Regulation Section 1.704-2(g)(2). This provision is intended to comply with the minimum gain chargeback provisions of Treasury Regulation Section 1.704-2(f) and shall be interpreted and applied consistently therewith.

11.4     Member Nonrecourse Deductions. Notwithstanding anything herein to the contrary, the Company shall allocate its Member Nonrecourse Deductions (within the meaning of Treasury Regulation Section 1.704-2(i)(2)) solely to the Member who has the economic risk of loss with respect to the Member Nonrecourse Debt related thereto under Treasury Regulation Section 1.704-2(i)(1).

11.5     Distributions from Company. Except as otherwise provided in this Agreement, Net Cash Flow, if any, may be distributed to Members from time to time as determined by the Managers. To the extent determined by the Managers, the distributions shall be paid to the Members in accordance with their respective Percentage Interests. The Managers shall establish reasonable reserves for working capital, capital expenditures and contingencies.

11.6     Nonliquidating Distributions In Kind. In the event of any nonliquidating distribution of property in kind, the distributed property shall be treated as if sold for its fair market value during the year in which the property is distributed, as reasonably determined by the Managers, and the Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would have been realized on the books of the Company had the property been sold for its fair market value and the proceeds received.

11.7     Restrictions on Distributions. No distribution from the Company to a Member may be made if, after giving effect to the distribution, the Company would not be able to pay its debts as they become due in the usual course of business or the Company’s total assets would be less than the sum of its total liabilities. Notwithstanding anything in this Agreement to the contrary, no distributions shall be made by the Company at any time when the terms and provisions of any loan agreement or any similar agreement to which the Company is then a party and which is then in effect, specifically prohibits such distribution, or would constitute a breach thereof or a default (or event which with notice or the passage of time, or both, could become an event of default) thereunder.

ARTICLE XII

DISSOLUTION

12.1     Dissolution. The Company shall be dissolved and terminated on the first to occur of the following events:

(a)       Upon the approval of a Super Majority in Interest of Members in accordance with Section 4.5;

(b)       if, after the death, incapacity or bankruptcy of a Member or other event which terminates the continued membership of a Member in the Company, all of the remaining Members within ninety (90) days following the occurrence of any such event elect in writing to dissolve and terminate the Company (if such election is not timely made, the Company will continue); or

(c)       the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

12.2     Liquidating Agent. Upon dissolution of the Company, the Liquidating Agent shall act to liquidate the Company. The Liquidating Agent shall have the authority, in its discretion, to sell the assets of the Company or distribute any other part of the assets in kind. To the extent the Liquidating Agent distributes assets in kind, the assets shall be treated as if sold for fair market value during the year in which the assets are distributed, as reasonably determined by the Liquidating Agent, and the Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would have been realized had the assets been sold for fair market value and the proceeds received, it being intended that no different treatment of a Member shall result from a decision to distribute assets in kind rather than to sell assets. Net Profits and Net Losses realized during liquidation shall be credited and charged to the Members in the same shares and proportions as if realized during the year in which liquidation occurs.

12.3.    Payment of Debts. Upon dissolution of the Company, the debts and obligations of the Company, including liabilities to Members, shall be paid and discharged. For the purposes of this paragraph, the Capital Accounts of the Members shall not be considered debts or obligations of the Company.

12.4	Liquidating Distributions.

(a)       After payment of all debts and obligations and the establishment of an adequate reserve for contingencies, the remaining funds shall be distributed first to all of the Members in accordance with the positive balances in their Capital Accounts (after taking into account all Capital Account adjustments for the Company’s taxable year during which liquidation occurs); and

(b)       Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations. Upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year in which liquidation occurs), the Member shall have no obligation to make any contribution to the capital of the Company, and the negative balance of the Member’s Capital Account shall not be considered a debt of the Member to the Company or to any other person.

12.5     Termination. Upon completion of the liquidation and winding up of the affairs of the Company, the Company shall be terminated. The Managers shall take such action as may be necessary to terminate the Company.

ARTICLE XIII

INCOME TAX ALLOCATIONS AND ELECTIONS

13.1     Allocations. All items of Company income, gain, loss, deduction or credit shall be allocated to the Members in the manner in which such items are shared according to Article XI. In all events, the Members’ distributive shares of Depreciation, amortization, and gain or loss, as computed for federal income tax purposes, with respect to property contributed to the Company, or with respect to Company property which is revalued in accordance with this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(f), shall be determined so as to take into account the variation between the adjusted tax basis and book value of the property as provided in Section 704(c) of the Code. Where the Treasury Regulations provide alternative methods for computing income, gain, loss, or deduction for such purposes, the Managers shall, except as specifically set forth herein, select the method which it determines, in its reasonable judgment, to be the most appropriate for the Company and the Members.

13.2     Section 754 Election. If an interest in the Company is transferred, or distribution of Company property is made to a Member, the Company may, in the discretion of the Managers, file an election pursuant to Section 754 of the Code to cause the basis of Company property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code. The transferee Member shall reimburse the Company for all accounting expenses incurred by the Company as a result of such election.

13.3     Allocations Upon Sale or Exchange. If a Member sells, exchanges or liquidates all or part of its interest in the Company, the Member’s distributive share of Company income, gain, loss, deduction or credit for the period ending with such sale, exchange or liquidation shall be determined pursuant to any method allowed or permitted under Section 706 of the Code, as determined by the Managers. The transferor shall reimburse the Company for any expenses incurred by the Company in determining the distributive share of the transferor. Each Member agrees to execute such consents or estimates as may be deemed necessary by the Managers in connection with such election.

13.4     Tax Matters Partner. W. M. Beard shall be the “Tax Matters Partner” within the meaning of Section 6231(a)(7) of the Code and shall have all of the powers and duties expressly conferred on the Tax Matters Partner by the Code, as well as those powers and duties that are necessary and proper for the exercise of the Tax Matters Partner’s express powers and duties under the Code.

ARTICLE XIV

TRANSFER OF INTERESTS

14.1     Restrictions on Transfer/Change of Control. Subject to the provisions of this Article XIV, a Member may Transfer any Interests in the Company, with the prior written consent of a Majority in Interest of Members, which consent shall not be unreasonably withheld. Notwithstanding any other provision of this Agreement, any purported Transfer of any Interests in violation of this Agreement shall be void, and shall not transfer any interest or title to the purported transferee. The Company shall not be required to transfer on its books any Interests

Transferred or Encumbered in violation of this Agreement, or to treat the purported transferee as owner of the Interests in any manner.

14.2     Exceptions for Disposition to Other Members, Immediate Family, Trusts and Controlled Affiliates. Notwithstanding any other provision of this Agreement, any Member may be permitted to Transfer all or part of the Member’s Interests to another Member, by testamentary transfer to an immediate family member, to a trust for the sole benefit of the Member or to a Controlled Affiliate. For this purpose, the immediate family of any Member shall mean his or her lineal descendants or ancestors or spouse. Any existing Member, Controlled Affiliate, or trust for the sole benefit of a Member acquiring an Interest under this Section 14.2 shall be admitted to the Company as a Substituted Member upon the transfer of the Interest, upon agreeing to be bound by the terms of this Agreement. Any immediate family member who acquires an Interest by testamentary transfer will only be admitted to the Company as a Substituted Member in compliance with Article XIV and upon agreeing to be bound by this Agreement.

14.3     Right of First Refusal. In conjunction with seeking the consent of the Members in accordance with Section 14.1 above, if any Member (the “Selling Member”) desires to sell all or any part of his, her or its respective Interests, such Selling Member shall first deliver to each other Member (collectively, the “Non-Selling Members”) at the same time a binding, executed written notice of the proposed sale (the “Sale Notice”) setting forth the percentage of interest proposed to be sold (the “Sold Membership Interest”), the name and address of the proposed purchaser, the purchase price (which must be an amount specified in dollars, but which may be paid either in a lump sum or in installments over an extended period of time), and all other terms of the proposed sale. Each Non-Selling Member shall be entitled to purchase a percentage of the Sold Membership Interest equal to the percentage that such Non-Selling Member’s Percentage Interest represents to all the Non-Selling Members’ Percentage Interests. A Non-Selling Member shall exercise his, her or its right to purchase such Sold Membership Interest by delivering to the Selling Member a written notice of exercise thirty (30) days after delivery of the Sale Notice to such Non-Selling Member. A Non-Selling Member may also indicate in such notice, if he so elects, his desire to purchase any additional Sold Membership Interest owned by the Selling Member if any other Non-Selling Member does not exercise his right to purchase his part of the Sold Membership Interests. If more than one Non-Selling Member so elects, the additional Sold Membership Interest shall be allocated pro rata to such electing Non-Selling Members based upon the Percentage Interests of such electing Non-Selling Members. If the Non-Selling Members do not elect to purchase all of the Sold Membership Interest and the Transfer has been approved in accordance with Section 14.1 above, the Selling Member may sell the Sold Membership Interest to the person named and upon the terms and conditions set forth in the Sale Notice. If the Selling Member fails to sell the Sold Membership Interest within forty-five (45) days after delivery of the Sale Notice, the right shall terminate, and the Selling Member shall not thereafter sell any Interests without again complying with the foregoing procedures.

14.4     Rights of Transferee. Unless admitted as a Member of the Company with the written approval of a Majority in Interest of Members, a transferee shall not be entitled to any of the rights, powers or privileges of its predecessor in interest, except that a transferee shall be entitled to receive and be credited or debited with its proportionate share of the Company’s distributions and tax allocations.

14.5     Admission of Additional Members. No Person may be admitted as an additional Member of the Company without the prior written consent of a Majority in Interest of Members, which consent shall not be unreasonably withheld. Any additional Member admitted to the Company shall execute and deliver documentation in form satisfactory to the Managers accepting and agreeing to be bound by this Agreement, and such other documentation as the Managers shall require in order to effect such person’s admission as an additional Member. The admission of any person as an additional Member shall become effective as of the date upon which the name of such person is recorded on the books and records of the Company following the consent of the Members to such admission.

ARTICLE XV

MISCELLANEOUS

15.1     Amendment of Agreement. This Agreement and/or the Articles of Organization may be amended only by the written consent or approval of a Super Majority in Interest of Members, voting at any duly held meeting of the Members.

15.2     Notices. Except as provided otherwise in this Agreement, any notice, consent or other communication required or permitted to be given hereunder shall be deemed to have been duly given if in writing and delivered personally, sent by facsimile transmission, or sent by first class mail, postage prepaid, to the Member at its address on the records of the Company.

15.3     Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

15.4     Counterparts. This Agreement may be executed in any number of counterparts, any one of which shall be considered an original. All counterparts shall constitute one agreement and shall be binding upon and inure to the benefit of each party who executes any counterpart, or any signature page which is, on its face, intended to be attached to such a counterpart, and upon its representatives and permitted assigns.

15.5     Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require, unless the context clearly indicates otherwise.

15.6     Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do other acts and things, as may be required by law, or as may in the judgment of the Managers be necessary or advisable to carry out the intents and purposes of this Agreement.

15.7     Jurisdiction. Any action brought by any party to this Agreement, whether by any Member, Manager or by or on behalf of the Company, such action shall be brought in the Federal District Court for the Western District of Oklahoma, unless jurisdiction may not be established in such court, in which case the action shall be brought in a court of appropriate jurisdiction sitting in Oklahoma County, Oklahoma.

15.8     Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect if the basis of the bargain is not thereby destroyed; provided, however, that if any provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

15.9     Dates. If any action is required or permitted, to be taken by the Company or any of its Members, under the Act or this Agreement, as of a specific date and such date falls on a Saturday or Sunday, or on a legal holiday, such action shall be required or permitted to be taken as of the next business day following such date.

15.10   Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

15.11   Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

15.12   Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements in this Agreement contained shall be binding upon and inure to the benefit of the parties to this Agreement and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

15.13   Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

15.14   Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

15.15	Pre-emptive Rights.

(a)       The Company hereby grants to the Members the right to purchase a percentage of “New Securities” (as defined in Section 15.15(b) below) which the Company, from time to time, proposes to sell or issue. Each Member shall be entitled to purchase up to a percentage of the New Securities which is equal to their Percentage Interests.

(b)       Definition of New Securities. “New Securities” shall mean, with respect to securities of the Company, any Interests, whether now authorized or not, and rights, options or warrants to purchase Interests, and securities of any type whatsoever that are or may become convertible into or exchangeable for Interests; provided that the term “New Securities” shall not include: (i) Interests issued upon the conversion of any debenture, warrant, option, or other convertible security duly authorized and issued in accordance with the terms of this Agreement; (ii) Interests issuable upon a split, dividend, or any subdivision of Interests; (iii) Interests issued or issuable in connection with acquisitions; (iv) any Additional Interests issued to Contributing Members pursuant to Section 10.2; and (v) any Additional Interests issued to third parties who are not Members pursuant to Section 10.2.

(c)       Notice from the Company. In the event the Company proposes to undertake an issuance of New Securities, the Company shall give each Member written notice of such proposal, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same. For a period of thirty (30) days following the delivery of such notice by the Company, the Company shall be deemed to have irrevocably offered to sell to the Members the percentage of New Securities determined in Section 15.15(a) above for the same price and upon the same terms specified in the notice. Each Member may exercise the purchase rights hereunder by giving written notice to the Company and stating therein the quantity of New Securities to be purchased, which may be less than the relative percentages determined in Section 15.15(a).

(d)       Sale by the Company. In the event any Member fails to exercise in full such Member’s purchase right within said thirty (30) day period, the Company shall have ninety (90) days thereafter to sell the portion of New Securities with respect to which the purchase right was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice given pursuant to Section 15.15(c).

(e)       Closing. The closing for any such issuance of New Securities shall take place as proposed by the Company with respect to the New Securities to be issued, at which closing, in the event the Company elects to issue certificates for any New Securities, the Company shall deliver such certificates for the New Securities in the respective names of the purchasing Members against receipt of the consideration therefor; provided, however, that the closing for the purchases by the purchasing Member and the closing for all other purchasers of the New Securities shall be deemed for all purposes to have occurred simultaneously.

(SIGNATURES ON FOLLOWING PAGE)

EXECUTED as of the day and year first written above.

COMPANY:	BEARD DILWORTH, LLC, an Oklahoma limited liability company

By:  /s/  W. M. Beard

W. M. Beard, Manager

MEMBERS:

ANDERSON OIL, LTD.

By: /s/ Neal Anderson
Name: Neal Anderson
Title: Vice President

JRC REVOCABLE TRUST

By: /s/ Jackie R. Cooper
Name: Jackie R. Cooper
Title: Trustee

THE BEARD COMPANY

By: /s/ Herb Mee, Jr.
Name: Herb Mee, Jr.
Title: President

WILLIAM M. & LU BEARD 1988 CHARITABLE UNITRUST

By: /s/ William M. Beard
Name: W. M. Beard
Title: Trustee

/s/ Hue Green
Hue Green

EXHIBIT “A”

SCHEDULE OF MEMBERS AND INITIAL CAPITAL CONTRIBUTIONS

Name and Address of Member	Initial Capital Contribution	Interests	Percentage Interest
Anderson Oil, Ltd.	$300,000	17.3913	17.3913%
JRC Revocable Trust	$500,000	28.9855	28.9855%
The Beard Company	$700,000	40.5797	40.5797%
William M. & Lu Beard 1988 Charitable Unitrust	$200,000	11.5942	11.5942%
Hue Green	$25,000	1.4493	1.4493%
Total	$1,725,000	100.0000	100.0000%